EXHIBIT 99.1

Company Contact:

BioSphere Medical, Inc.

Martin Joyce

Chief Financial Officer

(781) 681-7925

BIOSPHERE MEDICAL ANNOUNCES AGREEMENT FOR $8 MILLION PRIVATE PLACEMENT

ROCKLAND, Mass. – NOVEMBER 4, 2004 – BioSphere Medical, Inc. (NASDAQ: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by occluding their blood supply, today announced that it has entered into an agreement with certain investors for the private placement of $8 million of the Company’s series A convertible preferred stock and warrants to purchase common stock. The Company intends to use the net proceeds from this private placement for general corporate purposes, including working capital and capital expenditures. The completion of the private placement is subject to the execution of definitive agreements and is expected to close on or about November 8, 2004.

Upon issuance, the series A preferred stock may be converted into the Company’s common stock at the option of the holder at any time, subject to certain conditions. The initial conversion price of the series A preferred stock is $4.00. The closing price of the Company’s common stock on November 3, 2004 was $2.64. The shares of series A preferred stock may also be converted into common stock or redeemed by the Company under certain circumstances. Holders of shares of the series A preferred stock will also be entitled to receive dividends of 6% per annum, payable quarterly at the Company’s election in either cash or additional shares of series A preferred stock. The private placement includes warrants to purchase an aggregate of 400,000 shares of common stock which are exercisable over a five year period at an initial exercise price of $4.00 per share.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. As part of this transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days for the purpose of registering for resale the shares of common stock underlying the series A preferred stock and the warrants issued or issuable in the offering.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying our proprietary microsphere technology to medical applications using embolotherapy techniques. The Company’s core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. The Company’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company’s products have already begun to gain wide acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments. The Company’s strategy is two fold. First, it is seeking to grow the embolotherapy business worldwide, specifically the UFE procedure, by increasing awareness of availability of this procedure. Second, it is seeking to maintain its current technology leadership by introducing new products and product improvements, both through internally developed and externally acquired technologies, that improve and broaden the use of embolotherapy techniques.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the Company’s expectations that it will consummate the private placement. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of the Embosphere® Microspheres and EmboGold™ Microsphere technologies; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic conditions. These risk factors are further described in the section titled “Certain Factors That May Affect Future Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed by the Company with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

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